                                                                   EXHIBIT 10.19

             [LETTERHEAD FOR SOUTHERN PACIFIC FUNDING CORPORATION]




September 3, 1996

BOMAC Capital Mortgage, Inc.
8235 Douglas Avenue, Suite 550
Dallas, Texas 75225
Attention: Stan Bomar

           Re:     SPFC Strategic Partner Letter of Intent
                   ---------------------------------------

Dear Sirs:

           Southern Pacific Funding Corporation ("SPFC") and BOMAC Capital Mortgage, Inc., a Texas corporation ("BOMAC"), hereby confirm their mutual understandings with respect to the transactions described below in this letter of intent (the "Letter of Intent").

1.   Securitization
     Program:                   SPFC or an affiliate designated by it will
                        purchase from BOMAC, from time to time pursuant to the Purchase Agreement (as hereinafter defined), certain Mortgage Loans (as hereinafter defined) offered by BOMAC as provided herein. SPFC also expects to purchase mortgage loans from other originators which, together with BOMAC, are hereinafter referred to as the "Originators".
                         -----------

                                Upon the accumulation by SPFC of a mortgage loan
                        pool purchased from the Originators of sufficient size (as determined by SPFC), SPFC will sponsor, through one or more trusts or subsidiaries (each, a "Trust" or an
                                                                 -----
                        "Issuer"), the issuance of mortgage-backed securities,
                         ------
                        currently expected to consist of Class A Certificates (and Subordinate Certificates and/or IO Certificates, where structured). The "Class A Certificates" together with any "Subordinate Certificates", will be entitled to all of the principal paid on the mortgage-backed securities (other than nominal amounts payable on other classes) plus interest at a fixed or variable pass-through rate, as applicable. The Subordinate Certificates will be subordinate in right of payment to the Class A Certificates. The "IO Certificates", if any, will not be entitled to receive payments of principal but will be entitled to receive interest payable at a fixed or weighted average variable rate on the outstanding principal balance

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


                        or notional principal amount of the Mortgage Loans (or a subgroup of the Mortgage Loans).

                                It is anticipated that the Class A Certificates,
                        the Subordinate Certificates, and IO Certificates (collectively, the "Offered Certificates") will be (a)
                                            --------------------
                        publicly offered by an Issuer and underwritten by a qualified underwriter determined solely by SPFC (the "Underwriter"), (b) sold by such Issuer into a
                         -----------
                        commercial paper vehicle which may or may not be sponsored by SPFC or (c) privately placed by the Underwriter. Any transaction relating to the issuance of the Offered Certificates and the related Residual Interest (as hereinafter defined) is hereinafter referred to as a "Securitization Transaction".
                                          --------------------------

                                Where the sale of certain Mortgage Loans by
                        whole loan sale would in light of market conditions appear to provide a superior execution in comparison to SPFC conducting a Securitization Transaction with such Mortgage Loans, either SPFC or BOMAC may elect to sell such Mortgage Loans through one or more whole loan sale transactions (each a "Whole Loan Transaction"). Where
                                              ----------------------
                        Mortgage Loans are sold pursuant to a Whole Loan Transaction at BOMAC's election, BOMAC shall pay SPFC a Whole Loan Release Fee as set forth in Exhibit 1 at the closing of the Whole Loan Transaction.

                                In the event that SPFC does not, or indicates
                        that it will not, sponsor a securitization in a given calendar quarter (ending March 31, June 30, September 30 or December 31, as applicable) for reasons other than market conditions, BOMAC may repurchase Mortgage Loans from SPFC at par and free of any Whole Loan Release Fees.

2.   Residual
     Interests.                 In addition to the Class A Certificates, the
                        Subordinate Certificates, and IO Certificates, if any, the related Trust or SPFC may also issue one or more residual interests which may be in the form of partnership interests, subordinated interest-only certificates, residual certificates or such other form as determined by SPFC for such transaction (a "Residual Interest"). SPFC or an affiliate thereof will be the initial holder of all Residual Interests.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.

                                Each Residual Interest will not be initially
                        entitled to any principal distributions but will be entitled to excess interest or spread on the Mortgage Loans included in the related Securitization Transaction which represents the portion of the interest coupon payable on individual Mortgage Loans in excess of the sum of (a) the interest payable on the Class A Certificates, the Subordinate Certificates, the IO Certificates and the IO Strip (as hereinafter defined), and (b) the fees paid to the Servicers, the Subservicers, the Trustees, credit-enhancers and insurers. The Residual Interests will be subordinate in right of payment to the Class A Certificates, the Subordinate Certificates, the IO Certificates and the IO Strip. Further, the entitlement to payment of the Residual Interest may be subordinate to funding of any reserve accounts, if any, as required for such Securitization Transaction.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


3.   Mortgage Loan
     Purchase:                  SPFC and BOMAC will enter into a Purchase
                        Agreement to specify the terms of the purchase of Mortgage Loans by SPFC for sale in the related Securitization Transaction. From time to time, SPFC will purchase from BOMAC a pool of Qualifying Loans (as hereinafter defined) (the "Mortgage Loans") consisting
                                                   --------------
                        of fixed rate first and/or second lien and/or adjustable rate first lien Mortgage Loans, on one-to-four unit residential properties in accordance with the terms and provisions of a master mortgage loan purchase and administration agreement to be entered into between SPFC, The Chase Manhattan Bank, or another acceptable institution to act as administrator (the "Administrator") and BOMAC (as such agreement shall from time to time be amended, the "Purchase Agreement"). On
                                                      ------------------
                        each sale and transfer date (each, a "Sale Date"). SPFC
                                                              ---------
                        will purchase the Mortgage Loans at a price equal to the sum of the following components (a) a sale date payment (the "Sale Date Payment") equal to 100% (or, in the case
                              -----------------
                        of a whole loan sale, such other price as is determined by BOMAC and SPFC at the time of sale) of the principal balance of the Mortgage Loans which are being purchased, as of a specified date (each, the related "Cut-Off
                                                                   -------
                        Date"), (b) an accumulation phase periodic deferred
                        ----
                        payment (the "Accumulation Deferred Payment" as
                                      -----------------------------
                        hereinafter more fully defined), (c) a securitization transaction deferred payment (the "Securitization
                                                           --------------
                        Deferred Payment" as hereinafter more fully defined) and
                        ----------------
                        (d) a post-securitization periodic deferred payment (the "Residual Deferred Payment"). SPFC will pay the Sale
                         -------------------------
                        Date Payment to BOMAC on the related Sale Date. Amounts payable as Accumulation Deferred Payments, Securitization Deferred Payments and Residual Deferred Payments will represent a general corporate obligation of SPFC (subject to certain covenants concerning net worth and income) to pay such amounts and will be payable in accordance with the terms of the Purchase Agreement.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


4.   Accumulation
     Deferred
     Payment:                   With respect to each Mortgage Loan sold by BOMAC
                        to SPFC, during the period from the related Sale Date through the related Securitization receive from SPFC the Accumulation Deferred Payment on a monthly basis equal to the net interest income on the related Mortgage Loans after deducting the sum of (a) any and all servicing fees payable to the Servicer or any Subservicer not to exceed .50% per annum, (b) the "Interest Remittance Requirement" payable to SPFC, equal to the product of
                        (i) the aggregate outstanding principal balance of such Mortgage Loans (the "Aggregate Principal Balance") and
                                             ---------------------------
                        (ii) the sum of (x) one month LIBOR and (y) the interest spread set forth on Exhibit 1 for the corresponding level of Aggregate Principal Balance (such sum the related "Cost of Funds"), (c) the sum of (i) any
                                 -------------
                        principal payment shortfalls and (ii) the principal component of any realized losses suffered by such Mortgage Loans and (d) any custodial and other applicable expenses.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


5.   Securitization
     Deferred
     Payment:                   BOMAC will be entitled to receive from SPFC on
                        the closing date of the related Securitization Transaction, the Securitization Deferred Payment, equal to the excess, if any, of (a) the portion of the Net Proceeds from the sale of the Offered Certificates allocable to the Mortgage Loans sold by BOMAC under the Purchase Agreement which secure such Offered Certificates over (b) the sum of (i) the Sale Date Payments for such Mortgage Loans and (ii) the portion of any required initial reserve deposits, if any, allocable to such Mortgage Loans for such Securitization Transaction. With respect to any sale of Offered Certificates, "Net Proceeds" shall mean the proceeds
                                       ------------
                        received from the sale of the Offered Certificates less the Transaction Fees and Legal Expenses (each as hereinafter defined). The proceeds from the sale of Offered Certificates shall include accrued interest, if any, on such Offered Certificates and shall be reduced by the accrued interest on the Mortgage Loans between the Securitization Cut-Off Date and the Securitization Closing Date. SPFC shall determine in its reasonable judgment the portions of Net Proceeds and initial reserve deposits allocable to the Mortgage Loans in a Securitization Transaction based upon the characteristics of each Originator's Mortgage Loans and shall allocate such reserve deposits, costs and benefits on a proportionate basis among the participating Originators based on such determination.

                                Where certain Mortgage Loans are sold pursuant
                        to a Whole Loan Transaction, BOMAC's Securitization Deferred Payment related thereto shall be calculated with Net Proceeds equal to the proceeds received from the sale of such Mortgage Loans in the Whole Loan Transaction less the Transaction Fees and Legal and Other Expenses as applicable thereto.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


6.   Residual
     Deferred
     Payment:                   Subject to its payment obligations regarding
                        Residual Deferred Payments Financing and Working Capital/Sub Debt Financing (each as hereinafter defined), BOMAC will be entitled to receive an amount from SPFC as Residual Deferred Payments equal to the amount which SPFC would have received from payments made on the Residual Interest for such Securitization Transaction in respect of the related Mortgage Loans if such Mortgage Loans sold by BOMAC were the only mortgage loans included in such Securitized Transaction, within 15 days from the date payments on such Residual Interest would have been received. In the event SPFC sells its Residual Interest, or any portion thereof, SPFC shall pay to BOMAC [within 15 days of its receipt of the proceeds of such sale] the proportionate share of the value of the Residual Interest attributable to BOMAC originated Mortgage Loans.

                                Where certain Mortgage Loans are sold pursuant
                        to a Whole Loan Transaction, BOMAC shall be entitled to Residual Deferred Payments with respect thereto only to the extent that SPFC or an affiliate thereof retains an interest in such Mortgage Loans.

7.   Cooperation
     Concerning
     Securitization:            BOMAC agrees to cooperate with SPFC to the
                        extent reasonably necessary to complete the
                        securitization of the Mortgage Loans. Such cooperation shall include making all representations and warranties relating to the Mortgage Loans in the Purchase Agreement as required of SPFC by the financial guarantor selected by SPFC (the "Surety Provider") and the rating agencies,
                                      ---------------
                        provision of information necessary for use in the disclosure documents used to offer the Offered Certificates and execution and delivery of indemnities, relating to the accuracy of such information, and other documents and certificates customarily required of sellers of mortgage loans for the subsequent securitization of such mortgage loans.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


8.   Servicing:                 The Mortgage Loans to be purchased by SPFC shall
                        be serviced by Advanta Mortgage USA, Inc. or such other servicer as may be selected by SPFC (such servicer and any successor thereto, the "Servicer") pursuant to a
                                                    --------
                        servicing agreement to be executed by such Servicer and SPFC. All Mortgage Loans originated or purchased by BOMAC subsequent to the date hereof will be serviced directly by the Servicer as of such origination date or within 15 days of the purchase date for funded loans purchased by BOMAC. Except during such 15 day period in the case of funded loans purchased by BOMAC, in no case will the Mortgage Loans be serviced by BOMAC or an affiliate thereof subsequent to the sale of such Mortgage Loans to SPFC. It is not currently anticipated that BOMAC will subservice the Mortgage Loans. Upon the purchase of the Mortgage Loans by SPFC, a 50 bps gross servicing fee shall be charged against the Mortgage Loans. Any servicing advances, or advances of principal and interest on BOMAC's delinquent loans (collectively, the "Advances") shall be made by the Servicer and shall
                             --------
                        be limited to Advances which the Servicer reasonably believes are recoverable from the proceeds of the related Mortgage Loans and compensating interest will be limited to the extent of gross servicing fees or such other amounts acceptable to the rating agencies and the Surety Provider. Advanta shall provide copies of remittance and loan loss and delinquency reports customarily prepared by servicers where reasonably requested by BOMAC.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


9.   Subservicing:              The servicing agreement may provide that the
                        Servicer and BOMAC or an affiliate thereof enter into a subservicing agreement acceptable to the Surety Provider, SPFC and the Servicer on or prior Closing Date (as herein defined).

10.  Custodian/
     Trustee:                   Initially, The Chase Manhattan Bank or another
                        acceptable institution shall act as administrator (in
                        such capacity, the "Administrator") pursuant to the
                                            -------------
                        Purchase Agreement and custodian (in such capacity, as
                        the "Custodian") of the documents relating to the
                             ---------
                        Mortgage Loans pursuant to the terms of a custodial agreement among such institution, BOMAC and SPFC. In addition, The Chase Manhattan Bank or another acceptable institution initially shall act as Trustee for each Issuer pursuant to terms and conditions of the related pooling and servicing agreement to be executed by the parties thereto. SPFC reserves the right to replace The Chase Manhattan Bank as Administrator, Trustee or Custodian at a later date.

11.  Surety Bond
     Requirement:               The Issuer is expected to issue Offered
                        Certificates to be rated AAA by Moody's and AAA by Standard & Poor's pursuant to a surety bond to be provided by the Surety Provider. The AAA rated surety bond is anticipated to be provided based on an overcollateralization/ subordination structure. The terms of such overcollateralization/subordination structure will be set forth in a commitment letter to be provided by the Surety Provider to SPFC upon the identification of the Mortgage Loans to be securitized. SPFC may also proceed with a senior/subordinate securitization, without a Surety Provider. The Surety Provider or one or more of the Rating Agencies shall also provide SPFC with loss reserve and/or overcollateralization levels ("OC Levels") specific to
                                                       ---------
                        the Mortgage Loans included in each securitization. Each Securitization Transaction as well as each Originator's mortgage loans within each Securitization Transaction will likely have varying and separate OC levels. Such OC Levels will be used by SPFC in the calculation of the level of each Residual Deferred Payment.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


12.  Representations
     and Warranties:            In the Purchase Agreement, BOMAC shall have
                        primary liability for representations and warranties relating to itself, its origination practices and its Mortgage Loans. Such representations and warranties shall be typical for similar publicly issued securitizations and shall provide for repurchase by BOMAC of Mortgage Loans which become delinquent during the Accumulation Period as well as for those which materially breach a representation and warranty and such breach materially and adversely affects the value of such Mortgage Loan and is not cured within 90 days. To the extent that different or additional representations and warranties regarding the Mortgage Loans or BOMAC and its affiliates as Originators are provided by SPFC because such representations and warranties are reasonably required in connection with the Securitization Transaction or the Whole Loan Transaction then BOMAC shall (to the extent that it can make such representations) modify the Purchase Agreement to give SPFC identical representations and warranties thereunder with respect to such Mortgage Loans. BOMAC shall bring down all of its representations and warranties (to the extent that it can so bring down such representations) in the Purchase Agreement with respect to itself and its affiliates and the related Mortgage Loans to the closing date of the related Securitization Transaction or the Whole Loan Transaction, as the case may be.

                                In order to enhance the likelihood of obtaining
                        a AAA rating on certain of the Offered Certificates, SPFC, in its capacity as sponsor, shall, to the extent required, assume liability for repurchase obligations in connection with documents relating to liability will relieve BOMAC of any liability to SPFC.

                                In the event that BOMAC does not make a required
                        Mortgage Loan repurchase due to an uncured breach of a representation or warranty under the Purchase Agreement, SPFC may fund such repurchase from (a) amounts otherwise distributable to BOMAC through Residual Deferred Payments or (b) if, for any reason, the Residual Deferred Payments cash flow is not sufficient to fully fund the required repurchase amount, then SPFC shall pay the

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


                        unpaid portion of the repurchase amount as an
                        advance (a "SPFC Advance"). A SPFC Advance shall consist of any amounts that SPFC advances in cash to the Trust with respect to the Mortgage Loans. In the event that a SPFC Advance is made, an advance fee shall be due to SPFC in an amount equal to the product of (i) the sum of
                        (x) one Month LIBOR (as announced from time to time by The Chase Manhattan Bank or another bank specified for
                        such purpose) and (y) [   *   ], (ii) the amount of
                        the SPFC Advance and (iii) the ratio of (x) the number of days such SPFC Advance is outstanding over (y) 360. The amount of any SPFC Advance and any advance fee may be offset from amounts otherwise distributable to BOMAC through Residual Deferred Payments. After the date on which BOMAC fails to make such a repurchase, SPFC shall have the right to terminate BOMAC as Subservicer with respect to such Trust.

13.  Offered
     Certificates:              The Issuer(s) will issue and sell, and investors
                        identified by the Underwriter(s) will purchase, the Offered Certificates in an amount to be determined on or prior to certain dates (each such date, a "Securitization Closing Date"). The Offered Certificates will be purchased at a price and initial pass through rate to be determined by the Underwriter(s). The Underwriter(s) may, at their option, elect to purchase the Offered Certificates.

--------
* This information has been omitted and filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request with respect thereto.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


14.  Securitization
     Compensation:              As consideration for the structuring, issuance
                        and distribution of mortgage-backed securities secured, in whole or in part by the Mortgage Loans and the ongoing administration of the terms of the Purchase Agreement and other transaction documents, BOMAC shall compensate SPFC through (a) the payment on the Securitization Closing Date of an advisory fee equal to the product of (i) the aggregate outstanding principal balance of the Mortgage Loans which comprise part of such Securitization Transaction and (ii) the advisory fee rate set forth on Exhibit 1 hereto based upon BOMAC's volume of Mortgage Loan sales to SPFC over the most recent calendar quarter (the "Quarterly Purchase
                                                           ------------------
                        Volume"); and (b) SPFC's right to retain or dispose of
                        ------
                        an interest only class of certificates (the "IO Strip") issued in such Securitization Transaction which pays interest equal to the product of (i) the percentage set forth on Exhibit 1 hereto based upon BOMAC's most recent Quarterly Purchase Volume, and (ii) a notional amount equal to the then outstanding aggregate principal balance of the Mortgage Loans which secure the securities issued in such Securitization Transaction. The IO Strip will be senior in the right to payment to any Residual Interest issued in connection with such Securitization Transaction. SPFC may sell the IO Strip as part of the issuance, sale and/or placement of the other securities of the Securitization Transaction without the need to pay for a proportionate share of the costs and expenses of the Securitization Transaction.

15.  Residual
     Deferred
     Payment
     Financing:                 SPFC will advance an amount requested by BOMAC,
                        from time to time, to BOMAC (each a "Residual Deferred Payments Financing") not to exceed the percentage of BOMAC's Residual Deferred Payments value as set forth on
                        Exhibit 1. The Residual Deferred Payments value will be determined by SPFC in its reasonable judgment, the assumptions will, however, be reflective of current market conditions and expectations and based on loss assumptions and the OC Levels provided by the Surety Provider, or the Rating Agencies. SPFC will provide lending only on Residual Deferred Payments that are related to an SPFC sponsored Securitization Transaction to the extent secured thereby in accordance with the collateral ratios set forth in Exhibit 1. All Residual Deferred Payments Financing advances will accrue interest at a Residual Financing Rate equal to the sum of (a) the Cost of Funds plus (b) the Spread as specified on Exhibit 1. The Residual Financing Rate on the Residual Deferred Payments Financing(s) shall accrue and compound monthly and be paid out of BOMAC's Residual Deferred Payments cash flow. Each Residual Financing Rate on each securitizations Residual Based Financing will be set at the closing of each Securitization Transaction based on the most recent Quarterly Purchase Volume.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


16.  Working
     Capital/
     Sub Debt
     Facility:                  SPFC will provide BOMAC with working capital
                        subordinate debt financing ("Working Capital/Sub Debt
                                                     ------------------------
                        Financing") based upon a percentage of BOMAC's aggregate
                        ---------
                        Residual Deferred Payments value as set forth on Exhibit
                        1. The aggregate Residual Deferred Payments value will be determined solely by SPFC, the assumptions will, however, be reflective of current market conditions and expectations and based on loss assumptions and the OC Levels provided by the Surety Provider, or the Rating Agencies. The valuation of the aggregate Residual Deferred Payments will not necessarily be equal to the sum of the original valuations on the individual Residual Deferred Payments. The aggregate Residual Deferred Payments valuations will most likely vary from the sum of the individual Residual Deferred Payments due to varying market conditions, actual defaults, losses and prepayments from the original individual Residual Deferred Payments valuations. SPFC will provide Working Capital/Sub Debt Financing only on Residual Deferred Payments that were issued through a SPFC sponsored Securitization Transaction. In consideration for Working Capital/Sub Debt Financing, BOMAC will pay interest to SPFC at a Sub Debt Financing Rate equal to the sum of
                        (a) the Cost of Funds plus (b) the Spread as specified on Exhibit 1. The Sub Debt Financing Rate on the Working Capital/Sub Debt shall accrue and compound monthly and be paid out of BOMAC's Residual Deferred Payments cash flow. Sub Debt Financing Rates on Working Capital/Sub Debt Financing are set at the closing of each Securitization Transaction and are based on the most recent Quarterly Purchase Volume.

                                Working Capital/Sub Debt Financing shall be
                        repaid out of the Residual Deferred Payments cash flow, and shall be repaid in full by BOMAC, no later than the first to occur of either (i) an initial public offering of BOMAC common stock (an "IPO"); (ii) a private sale of more than 10% of BOMAC common stock; or, (iii) the expiration of the Exclusive Period. If BOMAC should fail to repay all Working Capital/Sub Debt Financing when due, then SPFC shall have an option, at its sole discretion, to purchase some or all of the remaining common stock of BOMAC at a price equal to the net

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


                        worth of BOMAC on the date of execution of the agreements relating to this program plus the product of
                        (a) the percentage of the outstanding BOMAC common stock being purchased through such option (assuming separately SPFC's full exercise of the Warrants), (b) the actual after tax net income of BOMAC for the prior calendar
                        year, and (c) the lesser of (i) [   *   ] or (ii)
                        the arithmetic average to the extent still in the business, equally weighted, of the price-earnings ratios for such prior calendar year of Industry Mortgage, United Companies, Cityscape Corp and Aames Financial Corporation (or any successors thereto).

17.  Value Sharing
     Participation:             In entering into a Strategic Relationship with
                        SPFC, BOMAC is entitled to participate in programs which include, but are not limited to the following: a SPFC sponsored warehouse facility via the Purchase Agreement, access into SPFC's Securitization conduit, and the right to receive Residual Deferred Payments Financing and Working Capital/Sub Debt Financing. In consideration for entering into a Strategic Relationship with SPFC and having access to the aforementioned programs, BOMAC will
                        grant to SPFC warrants to purchase [   *   ] of
                        BOMAC common stock with a total exercise price of
                        [   *   ] (the "Warrants").

--------
* This information has been omitted and filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request with respect thereto.

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Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


18. Exclusivity:                BOMAC agrees to use SPFC as its exclusive
                        securitization sponsor for a period ending (the "Exclusive Period") on the earliest to occur of (a)(i) if BOMAC does not extend as provided in (ii) below, thirty-six months from the Closing Date of the first Securitization that includes Mortgage Loans originated by BOMAC and sold to SPFC or (ii) if BOMAC does extend the strategic relationship with SPFC through written notice given to SPFC at least ninety (90) days prior to the expiration of the thirty-six month period beginning on the Closing Date of the first Securitization, forty-eight months from the Closing Date of the first Securitization (the period after such thirty-six months shall be referred to as the "Extension Period"); provided that during the extension period, the calculation of advance rates and fees owed shall be only as set forth in column "A" of Exhibit 1, (b) until $600,000,000 of Mortgage Loans are sold by BOMAC to SPFC other than those Mortgage Loans for which SPFC ultimately acquires BOMAC's Deferred Payment or (c) SPFC does not, or indicates that it will not, sponsor a securitization in a given calendar quarter (ending March 31, June 30, September 30 or December 31, as applicable) for reasons other than market conditions. If BOMAC securitizes the Mortgage Loans that are otherwise intended for this program other than with SPFC prior to an IPO or private sale of more than 10% of BOMAC common stock, BOMAC shall pay such Advisory Fees based on the schedule set forth under Exhibit 1 together with the present value of the IO Strip that would have been paid to SPFC (based on a 12% discount rate and such deal's pricing CPR assumption) for all subsequent securitization transactions in the amount contemplated above during the Exclusive Period as liquidated damages.

                                Notwithstanding the foregoing, BOMAC may (a)
                        cancel this arrangement without penalty if SPFC is in material default under this Letter of Intent, the terms of the Purchase Agreement or SPFC terminates the Purchase Agreement or BOMAC terminates the Purchase Agreement in accordance with its terms and (b) sell its mortgage loans which do not qualify under the SPFC Guidelines (as defined below) to others at any time during the Exclusive Period subject to the payment of a Warehouse Release Fee as set forth on Exhibit 1. It is BOMAC's intent that all of its mortgage loans that qualify for the SPFC Guidelines will be originated for inclusion in

Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


                        this program. Upon cancellation of this arrangement pursuant hereto, the Exclusive Period shall terminate.

19.  Mortgage Loan
     Underwriting
     Guidelines:                A "Qualifying Loan" is a mortgage loan which has
                        been originated in accordance with the underwriting guidelines approved by SPFC and acceptable to the Surety Provider (the "SPFC Guidelines"). All Mortgage Loans originated by BOMAC for sale to SPFC must be re-underwritten and approved by SPFC or such other party that may be selected by SPFC, such as a "Contract Underwriter", prior to the securitization, to ensure SPFC of BOMAC's general conformance with the SPFC Guidelines. Fees and expenses of a Contract Underwriter, if any, are to be paid by SPFC with respect to Mortgage Loans underwritten with respect to SPFC Guidelines and submitted by BOMAC, otherwise such fees shall be payable by BOMAC. Any material deviations from or material exceptions to the SPFC Guidelines must be expressly approved by SPFC in writing to BOMAC. In addition, the SPFC Guidelines shall set forth an appraisal review policy acceptable to SPFC and the Surety Provider.

                                Nothing herein or in the Purchase Agreement
                        shall prevent BOMAC from obtaining warehouse lines to fund loans which are not Qualifying Loans.

Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


20.  Legal and
     Other
     Expenses:                  Dewey Ballantine or another law firm acceptable
                        to SPFC shall act as counsel to SPFC. SPFC's counsel will prepare and file any necessary registration statement and related documentation including, but not limited to, the base prospectus, prospectus supplement, pooling and servicing agreement, underwriting agreement, REMIC tax opinion, bankruptcy law or true sale opinion, securities law opinions (other than a 10(b)-5 opinion which will be prepared by BOMAC's corporate counsel), custodial agreement, and sub-servicing agreement. Such reasonable counsel's fees ("Legal Expenses") shall be as determined at the completion of each Securitization Transaction. The portion of such Legal Expenses allocable to BOMAC will be paid by BOMAC from the proceeds of the sale of the Offered Certificates. BOMAC's share of such Legal Expenses shall be calculated as determined prior to the completion of each transaction based on BOMAC's proportionate share of Mortgage Loan volume included in each Securitization Transaction. Another law firm acceptable to BOMAC shall act as counsel to BOMAC and shall be paid fees directly by BOMAC. In addition, BOMAC will be responsible for its calculated share of expenses relating to the following; rating agency fees, surety bond provider's legal fees and expenses, initial surety bond premium, review appraisal fees, other surety provider related expenses, trustee and custodian fees, accountant's comfort letter fees, prospectus printing, transaction fees (as described above), and the Underwriter's legal fees and expenses, if any (the "Expenses"). Separately, upon the
                                               --------
                        execution of the Purchase Agreement, any legal fees and
                        expenses of SPFC's counsel incurred in the documentation of BOMAC's Strategic Relationship Program shall be paid by BOMAC. SPFC and/or the Issuer will be reimbursed by BOMAC for its proportionate share of Transaction Fees and expenses as described herein. "Transaction Fees"
                                                           ----------------
                        include all reasonable and necessary fees to (a) the Underwriter, (b) SPFC or any affiliate thereof, including the Advisory Fee and the IO Strip and (c) all Expenses.

Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


21.  SEC Shelf
     Registration
     Filing Fees:               Upon each securitization in which BOMAC
                        participates with SPFC, BOMAC will be required to pay a shelf registration fee (the "SEC Registration Fee") equal to SPFC's actual SEC shelf registration fees of $344.83 or more per $1,000,000 of securities anticipated to be sold under the SPFC shelf registration related to the Mortgage Loans for that quarter's securitization with SPFC (SPFC shall be liable for any registration fees incurred in connection with other programs). SPFC has previously paid or will pay such fee directly to the SEC as part of the total shelf registration fee calculated based on the total amount of securities SPFC estimated that it will sell pursuant to the SPFC shelf registration.

22.  Accountant's
     Comfort
     Letter:                    Deloitte & Touche or such other acceptable
                        accounting firm selected by SPFC (the "Accountants")
                                                               -----------
                        shall perform (a) a sample loan file review and (b) such statistical verifications which will be sufficient for such firm to issue on or prior to Securitization Closing Date, a letter addressed to SPFC and the Underwriter stating that such firm has verified certain data in the prospectus supplement and certain data on a computer generated Mortgage Loan data file.

23.  Cash Flows
     and Analytics:             SPFC's Underwriter shall perform Mortgage Loan
                        collateral tests and other cash flow analyses and shall deliver such collateral stratifications, statistical analysis, deal cash flows, prepayment and pricing yield analysis to BOMAC, SPFC, the Accountants, the rating agencies and the Surety Provider as required.

Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


24.  Loan Due
     Diligence:                 SPFC shall in and by itself, engage and pay for
                        the costs of the Contract Underwriter, who shall prepare (on a weekly basis or less frequently, however prior to any sale or securitization) a due diligence report on all Mortgage Loans to be purchased by SPFC.

25.  Governing Law:             This letter shall be construed in accordance
                        with the laws of the State of California and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of California.

26.  Validity/
     Board of
     Directors
     Approval:                  Any and all of SPFC's and BOMAC's obligations
                        hereunder are expressly conditioned upon approval of their respective Boards of Directors. This letter will take effect upon your acceptance hereof as evidenced by your execution and return of the additional signed copy of this agreement on or before the close of business in Oregon, September 6, 1996 and receipt of approval in writing by SPFC's board of directors, and will terminate upon the expiration of the Exclusive Period as described above unless otherwise extended or terminated in writing by SPFC.

27.  Publicity:                 BOMAC and SPFC shall each obtain the consent of
                        the other prior to the submission of any press release related to the transactions contemplated hereby, which consent shall not be unreasonably withheld or delayed. In addition, to the extent practicable, BOMAC and SPFC shall each consult with the other prior to making any public statements to the media about the transactions contemplated hereby.

Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


28.  Termination of
     SPFC's
     Obligations:               SPFC may terminate its obligations hereunder by
                        written notice to BOMAC if, at any time subsequent to the date hereof, any of the following occurs

                          (a) The California Department of Corporations or any other state licensing agency takes any action which materially affects BOMAC's business operations;

                          (b) Any litigation shall be instituted or pending against BOMAC that shall restrain or enjoin the issuance or sale of the Offered Certificates or in any way that contests or affects any authority or security for, or the validity of, the Offered Certificates, or the existence or power or authority of BOMAC;

                          (c) There shall have occurred any outbreak or material escalation of hostilities or other calamity or crisis (including, without limitation, a crisis in the financial markets generally, or in the market for mortgage or asset backed bonds) the effect of which on the financial markets is such as to make it, in the reasonable opinion of SPFC, impractical or impossible to sell the Offered Certificates at a price equal to the principal amount (or original discounted nominal amount) thereof;

                          (d) There shall have occurred a general suspension of trading in securities, or the declaration of a general banking moratorium by the United States of America, the State of California or other State authorities, or any war involving the United States or other national calamity, the effect of which, in SPFC's judgment, would adversely affect the marketability of the Offered Certificates;

                          (e) Any material information provided by BOMAC to SPFC pursuant to the terms hereof or under the Purchase Agreement shall prove to be incomplete, false or misleading as determined by SPFC in its sole discretion; and

Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


                          (f) BOMAC shall (i) become insolvent, (ii) make a general assignment for the benefit of its creditors,
                          (ii) have had a trustee or receiver appointed for control of its management or its property, (iv) become the subject of a voluntary bankruptcy case, or (v) become the subject of an involuntary petition for bankruptcy for which dismissal of such petition is not obtained within 30 days of such filing.

29.  Strategic
     Relationship
     Expenses:                  Upon the execution of the operative documents
                        (the "Operative Documents") which establish the
                              -------------------
                        strategic relationship between BOMAC and SPFC as described herein (the "Strategic Relationship"), BOMAC
                                               ----------------------
                        shall pay to SPFC all of the reasonable and necessary costs incurred by SPFC in connection with the establishment of the Strategic Relationship and the preparation of the Operative Documents, including, without limitation, the fees and expenses of legal counsel, management advisors and accountants. BOMAC shall reimburse SPFC for all such fees and expenses where the Strategic Relationship fails to close and/or the Operative Documents fail to be completed or executed, unless such failure arises solely due to the fault of SPFC.

Southern Pacific Funding Corp.                                 August 30, 1996
BOMAC Capital Mortgage, Inc.


     If the foregoing meets with your approval, please execute this letter at the space provided below and return the letter to out attention.

                                        Sincerely,
                                        SOUTHERN PACIFIC FUNDING CORP.


                                        By:  /s/ ROBERT W. HOWARD
                                             Robert W. Howard
                                             President


                                        By:  /s/ BERNARD A. GUY
                                             Bernard A. Guy
                                             Executive Vice President

AGREED AND ACCEPTED
This 5th Day of September , 1996
     ---
BOMAC CAPITAL MORTGAGE, INC.


By:  /s/ STAN BOMAR
     Stan Bomar
     President, CEO


By:  /s/ ????
     Vice President

                                                                       EXHIBIT 1

                      SPFC STRATEGIC PARTNER PROGRAM for
                         BOMAC CAPITAL MORTGAGE, INC.
      Pricing Schedule of Strategic Partner Program Facilities & Pricing

                                                                       30-Aug-96


                                                A               B
Quarterly Purchase Amount
                                                [less than/= to] [greater than]
 Originator's Quarterly Volume                  $ 45,000,000     $ 45,000,000

 Commitment Term (Months)                              36+12           36+12
 Commitment Amount                               $600,000,000    $600,000,000

Accumulation Deferred Payment
 Purchase Amount at Sale Date (% of Par)                 100%            100%
 Quarterly Purchase Commitment                   $ 45,000,000    $120,000,000
 Cost of Funds  1 Month LIBOR                          5.438%          5.438%
 + Spread over 1 Month LIBOR                           2.500%          2.000%
                                                _____________   _____________
 = Cost of Funds                                       7.938%          7.438%
 Whole Loan Release Fee (% of Prem)                       15%             10%
                                                _____________   _____________
Securitization Fees & Expenses
 IO Strip Fee                                           0.60%           0.50%
 Advisory Fee (at each closing)                         0.35%           0.25%
 Share of Securitization Expenses                    Pro-Rata        Pro-Rata
 Initial Program Legal Expenses                        Actual          Actual

Residual Financing
 Advance Rate (% of Residual Value)                       50%             50%
 Cost of Funds  1 Month LIBOR
 + Spread over 1 Month LIBOR                            4.50%           4.00%
 Maximum Advance Amount                          $ 24,000,000    $ 24,000,000

Working Capital/Sub Debt Facility
 Advance Rate (% of Residual Value)                       25%             25%
 Cost of Funds  1 Month LIBOR
 + Spread over 1 Month LIBOR                            7.00%           6.00%
 Maximum Advance Amount                          $ 12,000,000    $ 12,000,000


[LETTERHEAD FOR BOMAC CAPITAL MORTGAGE, INC.]






September 5, 1996



Mr. Bob Howard
Southern Pacific Funding Corporation
One Centerpointe Drive, Suite 500
Lake Oswego, OR 970350



Dear Bob:

Enclosed please find one fully executed copy of the Strategic Partner Letter of Intent. We are all genuinely excited about this partnership and look forward to meeting with both you and Mr. Guy as soon as feasible. Also, please forward board approval when available.



Sincerely,

/s/ STAN BOMAR

Stan Bomar
President

SB/krc